UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): August 14, 2009
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13023	74-2482571
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri	63017
(Address of principal executive offices)	(Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.
     On August 14, 2009, Thermadyne Holdings Corporation (the “Company”), Thermadyne Industries, Inc. and certain of their domestic and foreign subsidiaries (together with the Company, the “Thermadyne Parties”) entered into the 2009 Amended and Restated Second Lien Credit Agreement among the Thermadyne Parties and Regions Bank, as administrative agent, collateral agent and funding agent, and the existing syndicate of lenders party thereto (the “Amended and Restated Second Lien Credit Agreement”). The Amended and Restated Second Lien Credit Agreement amended and restated in its entirety, and refinanced the loans outstanding under, that certain Second Lien Credit Agreement dated July 29, 2004, among certain of the Thermadyne Parties; Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent; and the lenders party thereto.
     Under the Amended and Restated Second Lien Credit Agreement and agreements entered into in connection therewith, among other things: (i) Regions Bank replaced Credit Suisse as the administrative and collateral agent; (ii) the Company’s total indebtedness under the second lien facility was increased from $14 million to $25 million issued at 92.346%, resulting in aggregate proceeds to the Company from all such loans (including additional loans contemplated by the Amended and Restated Second Lien Credit Agreement) of approximately $23,086,413; (iii) the maturity date was extended from November 7, 2010 to November 30, 2012; (iv) certain assets of the Company’s Australian subsidiaries were added as collateral for the loans; (v) the Company’s ability to prepay the borrowings prior to August 30, 2010 is limited to a single prepayment of no more than $14 million any time between April 1, 2010 and August 30, 2010 in lieu of repurchasing its outstanding senior subordinated notes with excess cash flow (as contemplated in the notes indenture); and (vi) certain other non-financial covenants were modified. In addition, the applicable interest rate was changed to, at the Company’s option, (a) the greater of LIBOR or 6%, plus 6% or (b) the greater of the prime rate, the federal funds rate plus one half of 1.00% or 6%, plus 6%.
     The existing second lien lenders and additional entities each became lenders under the Amended and Restated Second Lien Credit Agreement as a result of post-closing assignments of loans by the funding agent to them (which in each case include affiliates of Angelo, Gordon & Co., L.P. (“Angelo Gordon”)). Angelo Gordon holds approximately 33.3% of the Company’s outstanding shares of common stock on account of certain of its investment advisory clients, none of which clients is a lender under the second lien facility, and employs Bradley G. Pattelli, one of the Company’s directors. Mr. Pattelli does not have a direct or indirect material interest in the indebtedness under the second lien facility. The terms of the Amended and Restated Second Lien Credit Agreement were negotiated at arm’s length, and the Company believes that the terms of the second lien facility are as favorable as could be obtained from an unaffiliated lender.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in the first two paragraphs of Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 14, 2009

THERMADYNE HOLDINGS CORPORATION

By:	/s/ Steven A. Schumm
Name:	Steven A. Schumm
Title:	Chief Financial and Administrative Officer

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